Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Computer Vision System Laboratories, Corp., a Florida corporation (“CVSL”), and TAMALA L. LONGABERGER, an individual (the “Executive”), effective as of March 18, 2013 (the “Effective Date”).

WITNESSETH:

WHEREAS, the CVSL desires to provide for the employment of Executive from and after the Effective Date, and has determined that it is in the best interests of CVSL to employ Executive in the position of Chief Executive Officer of The Longaberger Company (the “Company”), a subsidiary of CVSL (the “Position”), subject to the terms and conditions of this Agreement; and

WHEREAS, the Executive desires to accept the Position, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      EMPLOYMENT.  CVSL shall employ Executive on the terms and conditions set forth herein.  Subject to earlier termination in accordance with Section 4 below, this Agreement shall continue in effect for a ten (10) years commencing from the Effective Date (the “Initial Term”).  Upon the expiration of the Initial Term or any Renewal Period (as hereafter described), the term of Executive’s employment under this Agreement shall automatically be extended for an additional twelve (12) month period (a “Renewal Period”), subject to earlier termination in accordance with Section 4 below, unless either CVSL or the Executive notifies the other party in writing at least thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Period that the Employment Period (as defined in Section 2) shall not be extended upon such expiration.

1.1                               Failure to Extend by CVSL.  In the event CVSL notifies the Executive that the Employment Period shall not be extended at the expiration of the Initial Term or the then current Renewal Period in accordance with Section 1, such failure to extend shall constitute termination of this Agreement by CVSL without Good Cause (as defined in Section 4.2.2), and CVSL and the Executive agree that the Executive shall be entitled to receive the payments described in Section 4.3.

1.2                               Failure to Extend by Executive.  In the event the Executive notifies CVSL that the Employment Period shall not be extended at the expiration of the Initial Term or the then current Renewal Period in accordance with Section 1, such failure to extend shall constitute termination of this Agreement by the Executive without Good Reason (as defined in section 4.4.3), and CVSL and the Executive agree that Executive shall be entitled to receive only the payments described in Section 4.5.1.

2.                                      POSITION AND DUTIES.  During such time as the Executive is employed with CVSL (the “Employment Period”), the Executive shall serve in the Position and shall have the normal duties, responsibilities and authority associated with or related to such Position, subject to the power and authority of the Board of Directors of CVSL (the “Board”) and the executive officers of CVSL to expand or limit such duties, responsibilities and authority and to override actions of the Executive.  The Executive shall report to the Board and executive officers of CVSL.  The Executive shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) exclusively to the business and affairs of the Company and its Subsidiaries (as hereafter defined) and any duty, task or responsibility assigned or given to the Executive by the Board, and the Executive shall perform these duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner.  As used in this Agreement, “Subsidiaries” shall mean any entity of which the securities having a majority of the voting power in electing directors or managers are, at the time of determination, owned by CVSL either directly or through one or more Subsidiaries.

2.1                               Outside Directorships.  In the event the Executive is invited, solicited or otherwise asked to become a director, advisor or consultant for any entity or organization of any type or function whatsoever (other than CVSL or its Subsidiaries, or any religious, charitable or civic organization), the Executive shall notify the Board in writing of such invitation, the entity or organization extending the invitation and the capacity to be served by the Executive for such entity or organization.  The Board shall have the sole power and authority to authorize the Executive to accept such invitation based on such criteria and standards as the Board may determine, and the Executive shall not accept such invitation without the Board’s prior written consent, which consent shall not be unreasonably withheld.  CVSL recognizes that Executive is currently a member of the board of the International Republican Institute (“IRI”) and hereby authorized and approves Executive serving on the board of IRI, indefinitely and at Executive’s sole discretion.

2.2                               Delegation by Board.  Whenever this Agreement calls for action on the part of the Board, the Board may delegate responsibility for the action to a duly appointed committee of the Board including, but not limited to the Compensation Committee of the Board, and the Executive agrees to treat, comply with and be bound by any action taken by such committee as if the Board had taken such action directly.

3.                                      COMPENSATION AND BENEFITS.  During the Employment Period, Executive shall be paid or receive compensation and benefits as follows:

3.1                               Base Salary.  The base salary for the Executive shall be $850,000.00 per year, or such other rate as the Board may designate from time to time (the “Base Salary”).  The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to withholdings for applicable taxes and other legally-required or previously-agreed payroll deductions.  The Executive’s performance shall be evaluated annually by the Board.  Any future salary increases will be based on the Executive’s individual performance and will be approved by the Board in its sole discretion.

3.2                               Incentive Compensation.  For any fiscal year ending during the Employment Period, the Board may, but is not obligated to, award incentive compensation to the Executive based upon the Company’s operating results for and the Executive’s performance during such fiscal year and such other performance objectives, targets and criteria for the Executive that the Board may establish and adjust for that fiscal year (the “Incentive Compensation”).  The amount of any Incentive Compensation shall be calculated as a percentage of the Base Salary (current Target Rate is 50% of Base Salary) in effect during that fiscal year, which percentage shall be determined and may be adjusted by the Board (the “Target Rate”) based on such results, performance and objectives.  In addition to such results, performance and objectives, the Board may take into account any extraordinary, unusual or non-recurring items realized or incurred by the Company during that fiscal year deemed appropriate by the Board in determining any Incentive Compensation.  The Company shall pay to the Executive any approved Incentive Compensation about May 1 following the end of the fiscal year for which the Incentive Compensation was based; provided, that the Executive was employed in the Position as of that fiscal year end, and any such Incentive Compensation shall be subject to withholdings for applicable taxes and other legally-required or previously-agreed payroll deductions.

3.3                               Medical, Dental and Other Benefits.  The Executive shall be eligible to enroll and participate in any and all benefit plans the Company provides to its senior level executives, as modified, amended or terminated from time to time in accordance with the applicable policies or plan documents and which may include, but not be limited to, medical and dental coverage, life and disability insurance, retirement plans and deferred compensation plans.  The premiums, costs and expenses for any benefit plans under which the Executive is participating shall be borne by the Executive and the Company in accordance with the Company’s policies related to such plans.  The Executive shall receive 8 (eight) weeks of paid vacation each year, which if not taken may not be carried forward to any subsequent year.  The Executive shall not receive any compensation for any unused vacation days and upon termination of employment for any reason, any unused vacation days shall be forfeited.  Any and all benefits provided for hereunder shall not be included in the definition of the term “Base Salary” as that term is used in this Agreement.  All such benefits shall immediately cease and terminate upon the later of (1) the termination date of the Employment Period, (2) the expiration date of coverage under the terms of the applicable plan document, or (3) the expiration date of coverage for such benefits by the Company as described in Section 4; provided, that upon such termination, the Executive shall have the right to elect to continue any or all of such health benefits, programs or coverage, at her sole cost and expense, in accordance with and subject to the terms and limitations set forth in the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and the regulations promulgated in connection therewith.

3.4                               Stock Grant/Options.  CVSL anticipates that it will develop a stock option, equity or other benefit plan that applies to grants to the Company’s executives “Equity Program” in which Executive will be eligible to participate. The stock option, equity or other benefit plan shall be subject to the approval of the Board in its discretion and shall be offered and administered in accordance with applicable written agreement(s)

and/or applicable plan documents. Regardless of how the Equity Program is configured, Executive shall receive up to 1,000,000 shares per year in the form of non-voting common stock of the Company or its equivalent. The grant will be made to the Executive under the terms of the Equity Program and will be subject to the same limitations and restrictions that apply to grants to other executives of the Company. Twenty-Five Percent (25%) of the grant will vest on each of the first four anniversaries of the Effective Date, provided that (i) the grants will be forfeited if she is terminated for Cause (as defined below) or voluntarily resigns (but the vested portion will not be forfeited if she is terminated without Cause or resigns for Good Reason as defined herein) prior to the fourth anniversary of the Effective Date and (ii) the vesting of the Executive’s grant will accelerate upon the occurrence of a “change of control” (as defined in the Equity Program). The foregoing grant will be in the form of “restricted stock” granted at fair market value (as determined by the Board) on the date of grant or a non-qualified stock option with an exercise price per share equal to the fair market thereof (as determined by the Board) on the date of grant.

3.5                               Automobile.  The Company shall continue to provide Executive with the Cadillac Seville currently leased by The Longaberger Company on Executive’s behalf for the remaining term of that lease and, thereafter, provide  Executive with an American-made equivalent vehicle, or alternatively a monthly car-allowance, as designated by the Board from time to time.

3.6                               Business Expenses.  The Company shall reimburse the Executive for all reasonable travel, entertainment and other business expenses incurred by the Executive in the course of performing the duties of the Position.  Those expenses shall be reimbursed in accordance with the standard policies and procedures of the Company in effect from time to time related to such reimbursable expenses.

4.                                      TERMINATION; EFFECTS OF TERMINATION.  This Agreement may be terminated upon the occurrence of any of the following events; provided that the termination of this Agreement shall not affect either party’s ongoing obligations under this Agreement.  Upon such termination, the rights of the Executive to receive monies and benefits from the Company shall be determined in accordance with this Section 4, and the Executive agrees that such monies and benefits are fair and reasonable and are the sole monies and benefits which shall be due to her under this Agreement from the Company in the event of termination.

4.1                               Termination Due to Death or Disability.  This Agreement will automatically terminate in the event of the Executive’s death or Disability (as hereafter defined).

4.1.1                     Monies and Payments to the Executive.  Upon termination in the event of the Executive’s death or Disability, the Executive (or as applicable, her designated beneficiary or personal representative or estate) shall be entitled to receive: (i) earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination and (ii) any life insurance, disability insurance or retirement plan benefits due under the terms of the applicable policies or plans.  No other monies or benefits shall be payable or owed to the Executive (or as applicable, her designated beneficiary or personal representative or estate) under this Agreement.  The monies described in (i) above shall be paid to the Executive (or as applicable, her designated beneficiary or personal representative or estate) in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.  The monies described in (ii) above shall be paid to the Executive (or as applicable, her designated beneficiary or personal representative or estate) in accordance with the terms of the applicable plans.

4.1.2                     Disability Defined.  For the purposes of this Agreement, the Executive shall be deemed to have terminated her employment by reason of “Disability”, if the Board shall determine that the physical or mental condition of the Executive prevents her from the normal performance of her duties as determined by the Board.

4.2                               By Company For Good Cause.  Upon written notice to the Executive, the Company may immediately terminate this Agreement at any time during the Employment Period for “Good Cause” (as hereafter defined).

4.2.1                     Monies and Payments to The Executive.  Upon termination for Good Cause, the Executive shall be entitled to receive earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination, and no other monies or benefits shall be payable or owed to the Executive under this Agreement.  The monies described above shall be paid to the Executive in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.

4.2.2                     Good Cause Defined.  If the Company terminates the Executive’s employment for any of the following reasons, the termination shall be for “Good Cause”: (i) the Executive’s criminal conviction of a felony by a federal or state court of competent jurisdiction including any plea of guilty or no contest; (ii) an act of fraud, embezzlement, theft, dishonesty, disloyalty or moral turpitude relating to the Company; (iii) a failure to comply with the Company’s “Code of Ethics and Business Conduct” Policy; (iv) the Executive’s failure to follow a direct, reasonable and lawful order from the Company’s Board within the reasonable scope of the Position, which failure, if remediable, is not remedied within thirty (30) days after written notice to the Executive; (v) material breach of any written policy or procedure of the Company; or (vi) the failure by Executive to substantially perform her material duties, which failure, is not remedied within thirty (30) days after written notice to Executive.

4.3                               By Company Without Good Cause.  Upon fifteen (15) days prior written notice to the Executive, the Company may terminate this Agreement at any time during the Employment Period without Good Cause.

4.3.1                     Monies and Benefits to The Executive.  Upon termination without Good Cause, the Executive shall be entitled to receive: (i) earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination, and subject to her execution of a release of claims as described in Section 4.7, (ii) one and one-half (1½) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation at the Target Rate in effect as of the date of such termination, (iii) any Incentive Compensation for the fiscal year in which such termination occurs pro-rated through the date of such termination; provided, however, the Executive shall not receive any portion of the Incentive Compensation under this Section 4.3.1(iii) unless the Board determines that the Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which such termination occurred in accordance with Section 3.2, (iv) continuation of the medical and dental benefits described in Section 3.3 under which the Executive is participating as of the date of such termination for a period of eighteen (18) months from the date of such termination; provided that such continuation of benefits shall be pursuant to COBRA, with the Company paying such portions of the applicable premiums as it would have paid had the Executive continued to be a full-time active employee of Company for such period, and (v) payment of outplacement services from a professional third party selected by the Company for the Executive for a period of twelve (12) months from the date of such termination; provided, however, the aggregate amount of such payments shall not exceed $15,000.00.  Notwithstanding anything in this Section 4, however, the Company shall not be required to commence or continue any payment of monies or benefits other than those described in Section 4.3(i) above unless Executive executes a release of claims in a form acceptable to the Company or if the Executive attempts to rescind the release of claims she has executed or fails to comply with her ongoing obligations under this Agreement.

4.3.2                     Payment of Monies and Benefits.  The payments described in Section 4.3.1(i) shall be paid to the Executive in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.  Any payment described in Section 4.3.1(ii) shall be paid to the Executive in thirty-nine (39) equal installments on the Company’s regular bi-weekly paydays, commencing on the first regular payday that occurs eight (8) or more days after the Executive returns an executed copy of any release of claims provided by the Company, and continuing until fully paid, and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.  For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Any payment described in Section 4.3.1(iii) shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which such termination occurred and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.  Any benefits described in Section 4.3.1(iv) shall be provided in accordance with the terms of the applicable plans and in compliance with COBRA regulations.  The payment described in Section 4.3.1(v) shall be paid directly to the entity providing outplacement services to the Executive within ten (10) days of receipt of an invoice or statement from that entity.

4.4                               By The Executive for Good Reason.  Upon thirty (30) days prior written notice, the Executive may terminate this Agreement at any time during the Employment Period for “Good Reason” (as hereafter defined and subject to the notice and cure periods hereafter described).

4.4.1                     Monies and Benefits to The Executive.  Upon termination for Good Reason, the Executive shall be entitled to receive: (i) earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination or the date on which the Company terminates this Agreement during such thirty (30) day period; and, subject to her execution of a release of claims as described in Section 4.7, (ii) one and one-half (1½) times the aggregate of (x) the Base Salary plus (y) the Incentive Compensation at the Target Rate in effect as of the date of such termination, (iii) any Incentive Compensation for the fiscal year in which such termination occurs pro-rated through the date of such termination; provided, however, the Executive shall not receive any portion of the Incentive Compensation under this Section 4.4.1(iii) unless the Board determines in good faith that the Executive would have been entitled to receive any Incentive Compensation for the fiscal year in which such termination occurred in accordance with Section 3.2, (iv) continuation of the medical and dental benefits described in Section 3.3 under which the Executive is participating as of the date of such termination for a period of eighteen (18) months from the date of such termination; provided that such continuation of benefits shall be pursuant to COBRA, with the Company paying such portions of the applicable premiums as it would have paid had the Executive continued to be a full-time active employee of Company for such period, and (v) payment of outplacement services from a professional third party selected by the Company for Executive for a period of twelve (12) months from the date of such termination; provided, however, the aggregate amount of such payments shall not exceed $15,000.00.  Notwithstanding anything in this Section 4, however, the Company shall not be required to commence or continue any payment of monies or benefits other than those described in Section 4.3(i) above unless Executive executes a release of claims in a form acceptable to the Company or if the Executive attempts to rescind the release of claims she has executed or fails to comply with her ongoing obligations under this Agreement.

4.4.2                     Payment of Monies and Benefits.  The payments described in Section 4.4.1(i) shall be paid to the Executive on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.  Any payment described in Section 4.4.1(ii) shall be paid to the Executive in thirty-nine (39) equal installments on the Company’s regular paydays, commencing on the first regular payday that occurs eight (8) or more days after the Executive returns an executed copy of any release of claims provided by the Company, and continuing until fully paid, and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.  For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Any payment described in Section 4.4.1(iii) shall be payable in a lump sum on or before April 1 following the end of the fiscal year in which such termination occurred and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.  Any benefits described in Section 4.4.1(iv) shall be provided in accordance with the terms of the applicable plans and in compliance with COBRA regulations.  The payment described in Section 4.4.1(v) shall be paid directly to the entity providing outplacement services to the Executive within ten (10) days of receipt of an invoice or statement from that entity.

4.4.3                     Good Reason Defined.  For purposes of this Agreement, “Good Reason” shall exist if, without the Executive’s express written consent, the Company: (i) reduces or decreases the Executive’s Base Salary or Incentive Compensation opportunity level from the level in effect on the Effective Date (or some subsequent higher level put into effect by the Board subsequent to the Effective Date), unless such reduction or decrease is in connection with an across-the-board reduction or decrease in the Base Salaries or Incentive Compensation opportunity levels of all the Company’s other senior level executives, (ii) reduces, decreases or diminishes the nature, status or duties and responsibilities of the Position from those in effect on the Effective Date, and such reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the Executive’s performance of assigned duties and responsibilities, (iv) hires an executive senior to the Executive at the Company, or (v) requires the Executive to (A) regularly perform the duties and responsibilities of the Position at, or (B) relocate the Executive’s principal place of employment to, a location which is more than fifty (50) miles from the location of the Executive’s principal place of employment as of the Effective Date.  Notwithstanding the above, Good Reason shall not include the death, Disability or voluntary retirement of the Executive or any other voluntary action taken by or agreed to by the Executive related to the Position or her employment with the Company or its Subsidiaries.  Further, Good Reason shall not include any of the events or conditions described in items (i), (ii), (iii) or (iv) above unless the Executive provides notice to the Company of the existence of the event or condition within ninety (90) days of the initial existence of the event or condition and, upon receipt of such notice, the Company has a period of at least thirty (30) days during which to cure the event or condition.  If requested by the Company, the Executive shall continue to work exclusively for the Company during such thirty (30) day cure period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such thirty (30) day cure period upon written notice to the Executive.

4.5                               By The Executive Without Good Reason.  Upon fifteen (15) days prior written notice to the Company, the Executive may terminate this Agreement at any time during the Employment Period without Good Reason.  If requested by the Company, the Executive shall continue to work exclusively for the Company during such fifteen (15) day period; provided, however, the Company shall have the right, in its sole discretion, to terminate this Agreement at any time during such fifteen (15) day period upon written notice to the Executive.

4.5.1                     Monies and Benefits to The Executive.  The Executive shall be entitled to receive earned and unpaid Base Salary, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of such termination or the date on which the Company terminates this Agreement during such fifteen (15) day period, and no other monies or benefits shall be payable or owed to the Executive under this Agreement.  The monies described above shall be paid to the Executive in a lump sum on the Company’s next regular payday after the date of such termination and shall be subject to withholdings for applicable taxes and any other legally required or previously agreed payroll deductions.

4.6                               Execution of Release by the Executive.  Except for payment of earned and unpaid Base Salary, unused and accrued vacation, unreimbursed business expenses due under Section 3.6 and any other benefits due under Section 3.3 or otherwise through the date of the Executive’s termination, the Company shall not be obligated to pay any portion of the monies and benefits described above, if any, unless the Executive shall have executed and delivered to the Company a release of any and all claims or causes of action against the CVSL, the Company and their respective subsidiaries and successors and their respective shareholders, partners, member, directors, managers, officers, employees, agents and attorneys, arising out of or related to any act or omission which occurred on or prior to the date on which the Executive’s employment was terminated, in form and substance satisfactory to the Company within 60 days of the Executive’s date of termination.  Such release shall also include other provisions including mutual non disparagement, and Executive’s agreement not to disclose confidential information, Executive’s agreement to cooperate with ongoing business matters and litigation, a waiver of reemployment and a release by the Company to Executive.

4.7                               Section 409A.  This Agreement is intended to comply with Internal Revenue Code Section 409A and related U.S. Treasury regulations or pronouncements (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.  Any reference to an Executive’s termination of employment shall mean a cessation of the employment relationship between the Executive and the Company which constitutes a “separation from service” as determined in accordance with Section 409A of the Internal Revenue Code and related regulations.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on her date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then the payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided (subject to the last sentence hereof) on the later of (A) the payment date set forth in this Agreement, or (B) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s termination of employment or (ii) the date of the Executive’s death, if applicable (the “Delay Period”).  Payments subject to the Delay Period shall be paid to the Executive without interest for such delay in payment.  Notwithstanding the foregoing provisions of Sections 4.3.1, 4.4.2, or 4.6.1, the continued health coverage available to Executive and, if applicable, to Executive’s dependents, pursuant to the Company’s payment of COBRA continuation coverage premiums, shall be provided by the Company in a manner such that the Executive will not be taxable on any reimbursements for medical benefits to or on behalf of Executive and, if applicable, to or on behalf of Executive’s dependents.  In addition, such health coverage shall be provided at no cost to Executive; provided, however, that if the Company reasonably determines, based on the advice of its legal counsel, that Executive must be taxed on the Company’s actual cost of providing the COBRA continuation coverage to Executive (the “Coverage Cost”) to avoid causing Executive to be taxed on such reimbursements relating to such health coverage, the Company and Executive agree that the Company will deliver timely to Executive appropriate tax information returns to cause Executive to include the Coverage Cost in Executive’s income.  If the health coverage provided to Executive under Sections 4.3.1, 4.4.2, or 4.6.1 of this Agreement is subject to the provisions of Section 409A of the Code at any relevant time, (A) payment or reimbursement of health expenses shall be made on or before December 31 of the year following the year in which such expenses are incurred, (B) Executive’s right to payment or reimbursement of such expenses shall not be subject to liquidation or exchange for any other benefit, and (C) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the amount of expenses eligible for payment or reimbursement in any other calendar year, except as may be required to comply with limitations included in the arrangement under which such health coverage is provided.

4.8                               Conditions of Reimbursement.  With respect to any reimbursement of expenses of or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

5.                                 POST-EMPLOYMENT DUTIES.  For a period of one (1) year following the termination of this Agreement, the Executive shall: (i) fully and truthfully cooperate and assist the Company and its subsidiaries or successors, to the fullest extent possible, in any and all issues, matters, legal proceedings or litigation related to or associated with the business, management or operation of or any other matter involving the Company or its subsidiaries or successors in any way or of any nature whatsoever arising from, related to or connected with any period in which the Executive was employed by or otherwise provided services to the Company or its subsidiaries or successors or in which the Executive has or may have past knowledge, information or experience or applicable expertise, and (ii) fully cooperate, assist, participate and work with the Company or its subsidiaries or successors on any and all issues or matters for which the Company or its subsidiaries or successors may reasonably seek the Executive’s cooperation, assistance, participation, involvement or consultation.  Such assistance shall be provided at such times and dates which shall not unreasonably interfere or conflict with the Executive’s then current employment or non-profit or charitable services.  The Company or its successor shall reimburse the Executive for any and all costs and expenses reasonably incurred by the Executive in providing such assistance in accordance with the standard policies and procedures of the Company or its successor in effect from time to time related to such reimbursable expenses.

6.                                      CONFIDENTIAL INFORMATION.  The Company agrees that during the course of and in connection with the Executive’s employment with the Company, the Company will provide and the Executive agrees to accept access to and knowledge of Confidential Information (as hereafter defined).  Confidential Information may include but is not limited to business decisions, plans, procedures, strategies and policies, legal matters affecting the Company and its subsidiaries and their respective businesses, personnel, customer records information, trade secrets, bid prices, evaluations of bids, contractual terms and arrangements (prospective purchases and sales), pricing strategies, financial and business forecasts and plans and other information affecting the value or sales of products, goods, services or securities of the Company or its subsidiaries, marketing strategies, vendor and supplier information, and personal information regarding employees (collectively, the “Confidential Information”).  The Executive acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company or such subsidiary.  The Executive shall not disclose to any unauthorized person, or use for the Executive’s own purposes, any Confidential Information without the prior written consent of the Board, which consent may be withheld by the Board at its sole discretion, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions.  The Executive agrees to maintain the confidentiality of the Confidential Information after the termination of the Executive’s employment; provided, further, that if at any time the Executive or any person or entity to which the Executive has disclosed any Confidential Information becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt, prior written notice of such requirement so the Company, in its sole discretion, may seek a protective order or other appropriate remedy and/or waive compliance with the terms hereof.  In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Executive shall ensure that only the portion of the Confidential Information which the Executive or such person is advised by written opinion of the Company’s counsel that the Executive is legally required to disclose is disclosed, and the Executive further covenants and agrees to exercise reasonable efforts to obtain assurance that the recipient of such Confidential Information shall not further disclose such Confidential Information to others, except as required by law, following such disclosure.  In addition the Executive covenants and agrees to deliver to the Company upon termination of this Agreement, and at any other time as the Company may request, any and all property of the Company including, but not limited to, keys, computers, credit cards, company car, memoranda, notes, plans, records, reports, computer tapes, printouts and software, Confidential Information in any form whatsoever, and other documents and data (and copies thereof) and relating to the Company or any subsidiary which she may then possess or have under her control or to which the Executive had access to or possession of in the course of such employment.

7.                                      PROTECTION OF OTHER BUSINESS INTERESTS.

7.1                               Additional Protection of Confidential Information.  For and in consideration of the benefits set forth in this Agreement as well as for in consideration of the Stock Purchase Agreement between CVSL and the Company (the “Stock Purchase Agreement”) without which CVSL of which these restrictive covenants are integral part, CVSL and Executive agree to the non-competition provisions of this Section 7.  Further, the Executive agrees that due to the Executive’s knowledge of the Confidential Information, the Executive would inevitably use and/or disclose that information, in breach of the Executive’s confidentiality and non-disclosure obligations under this Agreement, if the Executive worked in certain capacities or engaged in certain activities for a period of time following the termination of the Executive’s employment relationship with the Company, specifically in the position which involved either (i) responsibility and decision-making authority or input at the executive level regarding any subject, or (ii) responsibility or decision-making authority or input at any management level in the Executive’s individual area of assignment with the Company, or (iii) responsibility or decision-making authority or input that otherwise allows for the use of the Confidential Information for the benefit of any person (including the Executive) or entity that competes with the Company.  Therefore, for the longer of three (3) years post-termination of Executive’s employment with the Company for any reason or five (5) years following the execution of the Stock Purchase Agreement, the Executive agrees not to be employed by, consult for or otherwise act on behalf of any person or entity (without regard to geographic location) for a business that competes with the Company.  The Executive acknowledges that this commitment is intended to protect the Confidential Information and to protect the Company’s goodwill.

7.2                               Reasonableness of Restriction.  The Company has attempted to place the most reasonable limitations on the Executive’s subsequent business activities as are necessary to protect the Confidential Information and the Company’s goodwill, and the Executive agrees that such restrictions are reasonable.  To accommodate the Executive in obtaining subsequent employment, the Company may, in its discretion, grant a waiver of one or more of the restrictions or subsequent business activities described in Section 7.1.  A request for a waiver shall be in writing and must be received by the Company at least thirty (30) days before the proposed commencement date of the restricted position for which the Executive is seeking a waiver.  The request must include the full name and address of the organization with or for which the Executive proposes to perform the restricted occupation, the title to be held or capacity to be occupied by the Executive and a complete description of the responsibilities, decision-making authority and duties the

Executive expects to perform in such restricted occupation.  If the Company decides to grant a waiver in its sole discretion, the waiver may be subject to such restrictions and conditions as the Company may impose.  Also, the granting of such waiver shall not be deemed to make the Confidential Information public and the Confidential Information shall remain confidential.  Further, except as specifically provided in the waiver, the Executive’s obligations of confidentiality and non-disclosure under this Agreement shall continue in full force and effect.

7.3                               Protection of Other Business Relationships.  The Executive understands that the Executive’s position with the Company is one of trust and confidence and that she has an obligation to protect the Company’s assets, including its investment in the training of its other employees, both during and following her employment relationship.  Therefore, the Executive agrees that for twenty-four (24) months following her employment with the Company, the Executive will not, directly or indirectly on behalf of any person (including the Executive) or entity, solicit any of the employees of the Company or its subsidiaries or successor to cease employment with the Company or any subsidiary or successor.

7.4                               Future Employment.  If Executive in the future seeks or is offered employment, or any other position or capacity with another company or entity that competes with the Company as set forth in this Agreement, Executive agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions contained in Section 7.  Further, before taking any employment position with any person during the non-competition period, Executive agrees to give prior written notice to Company of the name of such person or entity.  Company shall be entitled to advise such person or entity of the provisions of Section 7 and to otherwise deal with such person or entity to ensure that the provisions of Section 7 are enforced and duly discharged.

7.5                               Tolling of Restrictive Periods.  If the Executive violates any of the restrictions contained in Section 7, the restrictive periods shall be suspended and will not run in favor of the Executive until such time as the Executive cures the violation to the satisfaction of Company.

7.6                               Materiality and Conditionality of Section.  The provisions of Section 7 are material to this Agreement and the Stock Purchase Agreement.  Executive’s agreement to strictly comply with Section 7 is a precondition for CVSL’s entering into the Stock Purchase Agreement, Executive’s entering into this Agreement and for receipt of payments and other incentives.  Whether or not Section 7 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court, and, transfer or other constituted legal authority of competent jurisdiction, upon any violation of Section 7 or any portion thereof, or upon a finding that a violation would have occurred if such Section 7 or any portion thereof were enforceable, the Executive and Company agree that: (i) the Executive’s interest in the Restricted Stock Award Agreement shall automatically lapse and be forfeited; (ii) Company shall have no obligation to make any further payments to Executive of any nature; (iii) Company shall be entitled to receive the full value of any payments which were previously made to the

Executive in the previous twelve (12) months, as well as the value of any Restricted Stock that may have vested during the past twelve (12) months from the date of the Executive’s termination, for any reason, to the date on which a court or arbitration panel held or found the non-compete article to have been violated; (iv) the Executive’s interest in any post-termination payment pursuant to Sections 4.3, 4.4, 4.5 and 4.6 of this Agreement shall automatically lapse and be forfeited; (v) Company shall have no obligation to make any further payments to Executive under the terms of Sections 4.3, 4.4, 4.5 and 4.6 of the Employment Agreement; and (vi) Company shall be entitled to receive the full value of any payments which were previously made to the Executive pursuant to Sections 4.3, 4.4, 4.5 and 4.6 of the Employment Agreement in the previous twelve (12) months.

8.                                      ARBITRATION.  Should any dispute arise relating to the meaning, interpretation, enforcement or application of this Agreement, the dispute shall be settled in Ohio, in accordance with the terms, conditions and requirements described or contained in the Rules of the American Arbitration Association governing individual employee agreements, and all costs of such arbitration shall be borne by the Company.  Each party shall bear its own attorneys’ fees except in the situation that Ohio law provides that the prevailing party shall be entitled to recover its fees.

The Executive and the Company acknowledge that their employment relationship and this Agreement relate to interstate commerce and agree that any disputes, claims or controversies between the Executive and the Company or any subsidiary which may arise out of the Executive’s employment relationship with Company and/or this Agreement shall be settled by arbitration.  Any arbitration shall be in accordance with the Rules of the American Arbitration Association governing individual employee agreements and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held before a single arbitrator in Ohio unless the Executive and the Company mutually agree on another location.  The decision of the arbitrator will be enforceable in any court of competent jurisdiction.  Attorneys’ fees, punitive, liquidated or indirect damages shall not be awarded by the arbitrator unless such damages would be awarded by a court of competent jurisdiction applying the relevant law.  The arbitrator shall have the authority to award injunctive or other equitable relief.

9.                                      NOTICES.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address indicated below:

To the Executive:	Tamala L. Longaberger
c/o The Longaberger Company
One Market Square
1500 East Main Street
Newark, OH 43055-8842

With a copy to:	Estes Okon Thorne & Carr PLLC
3500 Maple Avenue, Suite 1100
Dallas, Texas 75219
Attn: Jane Taber

To Company:	Computer Vision System Laboratories, Corp.
2400 N. Dallas Pkwy, Suite 230
Plano TX 75093-4371
Attention: Heidi Hafer

With a copy to:	Gardere Wynne Sewell LLP
1601 Elm Street
3000 Thanksgiving Tower
Attention: Douglas D. Haloftis, Esq.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

10.                               GOVERNING LAW.  Except as provided in Section 8, all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.  In furtherance of the foregoing and except as provided in Section 7, the internal law of the State of Ohio shall control the interpretation and construction of this Agreement, even though under the jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.                               SEVERABILITY.  Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision of this Agreement.  In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, that provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render it valid and enforceable, and, in the event that a limiting construction is impossible, the invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

12.                               AMENDMENTS; MODIFICATIONS.  Neither this Agreement nor any term or provision in it may be changed, waived, discharged, rescinded or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of the change, waiver, discharge, rescission or termination is sought.

13.                               WAIVER.  No failure on the part of either party to this Agreement to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver by either party to this Agreement to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement.  The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the party against whom or which the enforcement of the waiver is sought.

14.                               SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefits of the successors, assigns, heirs, legatees, devisees, executors, administrators, receivers, trustees and representatives of the Executive and the Company and its Subsidiaries and their respective successors, assigns, administrators, receivers, trustees and representatives.

15.                               HEADINGS.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.                               COUNTERPARTS.  This Agreement may be executed in counterparts, each of which is deemed to be an original and both of which taken together constitute one and the same agreement.

17.                               FEES AND EXPENSES.  All costs and expenses incurred by either party in the preparation and negotiation of this Agreement shall be borne solely by the party incurring such expense without right of reimbursement.

18.                               FURTHER ASSURANCES.  The Executive and the Company covenant and agree that each will execute any additional instruments and take any actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

19.                               CONSTRUCTION.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Executive and the Company, and no presumption or burden of proof shall arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement.

20.                               SURVIVAL.  The Executive and the Company agree that the terms and conditions of Sections 4 through 15 (inclusive), 19, 20 and 21 shall survive and continue in full force and effect, notwithstanding any expiration or termination of the Employment Period or this Agreement.

21.                               ENTIRE AGREEMENT.  This Agreement contains and constitutes the entire agreement between the Executive and the Company and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, between the Executive and the Company or its subsidiaries relating to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

CVSL		EXECUTIVE

By:	/s/ Kelly L. Kittrell	/s/ Tamala L. Longaberger
Its:	Chief Financial Officer	Tamala L. Longaberger